Exhibit 10.70

Dated the 10th day of November 2000

COMFORT DEVELOPMENT LIMITED

and

PIXC HONG KONG LIMITED

LEASE

of

GLOBAL GATEWAY (HONG KONG)

JOHNSON STOKES & MASTER,

SOLICITORS, & C.,

HONG KONG.

MMBL/6505428/9/JKYF/D94C/sc

REGISTERED in the Tsuen Wan

New Territories Land Registry

by Memorial No. 1383037

on 7 December 2000

for Land Registrar

THIS LEASE is made as of the 10th day of November, 2000

BETWEEN

1.	Comfort Development Limited whose registered office is situate at 29th Floor, Dah Sing Financial Centre, 108 Gloucester Road, Hong Kong (hereinafter called “Landlord”); and

2.	PIXC Hong Kong Limited, a corporation whose registered office is situate at Room 2001 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong (hereinafter called “Tenant”).

SUMMARY OF LEAST TERMS (“Summary”)

A.	Addresses:

(1)	Premises:

All Those Units 1, 2 and 3 of the 17th Floor of the building known at the date hereof as Global Gateway (Hong Kong), No.168 Yeung Uk Road, Tsuen Wan, New Territories (“the Building”) as shown and coloured Pink on the 17th Floor Plan in Exhibit A attached hereto.

(2)	Tenant’s Notice Address:

Facility Manager

PIXC Hong Kong Limited

Units 1, 2 and 3, 17/F.,

Global Gateway (Hong Kong)

168 Yeung Uk Road

Tsuen Wan, New Territories

Hong Kong

Fax #

with a copy to

Chief Financial Officer

Pihana Pacific, Inc.

c/o PIXC Hong Kong Limited

1901-2, 19/F., Li Po Chun Chambers

189 Des Voeux Road Central

Hong Kong

Fax # (852) 2970-5882

(3)	Landlord’s Notice Address: 29th Floor, Dah Sing Financial Centre, 108 Gloucester Road, Hong Kong

(4)	Landlord’s Address for Rent Payments:

29th Floor, Dah Sing Financial Centre, 108 Gloucester Road, Hong Kong

B.	Approximate area of the Premises:

Gross floor area of approximately 44,942 square feet for Units 1, 2 and 3 on 17th Floor of the Building.

C.	Lease Term: Ten (10) years.

D.	Commencement Date: 10 November, 2000

E.	Schedule of Monthly Base Rents:

The following schedule of monthly Base Rents shall apply during the term of the Lease:

Months 1 to 6	HK$0.00 per month

Month 7	HK$353,313.50 per month

Months 8 to 12	HK$651,054.21 per month

Months 13 to 24	HK$668,918.66 per month

Months 25 to 36	HK$631,746.32 per month

Months 37 to 48	HK$650,698.71 per month

Months 49 to 60	HK$670,219.67 per month

Months 61 to 72	HK$690,326.26 per month

Months 73 to 84	HK$711,036.05 per month

Months 85 to 96	HK$732,367.13 per month

Months 97 to 108	HK$754,338.15 per month

Months 109 to 120	HK$776,968.29 per month

An installment of rent in the sum of Hong Kong Dollars Six Hundred Fifty-One Thousand Fifty-Four Dollars and Cents Twenty-One which is one (1) full month’s unabated Base Rent, shall be delivered to Landlord concurrently with Tenant’s execution of this Lease and shall be applied against the Basic Rent first due hereunder. In the event of any default by Tenant under this Lease which is not cured within the period stipulated in this Lease, Tenant shall be obligated to pay to Landlord, without any further notice from Landlord, a sum equal to all rental abatement granted to Tenant pursuant to Item M below, and no further rental abatement shall be granted for the balance of the Lease Term.

F. Management Charges:	Hong Kong Dollars One Dollar and eighty cents (HK$1.80) per square foot per month subject to review by Landlord from time to time.
G. Security Deposits:

(1) Cash Deposit:	Hong Kong Dollars Five Hundred Fifty-Five Thousand Two Hundred and Two Dollars and Twenty Five Cents (HK$555,202.25) as is further described in Section 6 herein;

(2) Letter of Credit:	a Letter of Credit in the sum of Hong Kong Dollars Five Hundred Fifty-Five Thousand Two Hundred and Two Dollars and Twenty Five Cents (HK$555,202.25) as further described in Section 6 herein;

(3) Decoration Deposit:	Hong Kong Dollars Three Hundred Thousand (HK$300,000.00) as is further described in Section 29 herein.

H. Permitted Use:

For installation, operation and maintenance of equipment in connection with Tenant’s telecommunications switching equipment, Internet, Internet co-location, Internet data center business and related activities provided that any ancillary office usage shall not exceed 30% of the usable floor area (as defined in the Government Lease) of the Premises.

I. Tenant’s Parking Allotment:

Landlord shall use its best endeavours to enable Tenant to have the use of four (4) car parking spaces whenever available on Ground Floor, Car Park 1 or Car Park 2 of the Building at the Building’s then prevailing rate as adjusted during the Lease Term from time to time by Landlord or the operator of the parking facility serving the Building, on an “as available” basis. Such parking location shall be at such location as Landlord shall designate. For the avoidance of doubt, nothing herein shall create legal obligation between Landlord and Tenant in respect of the use of any carparking spaces unless and until Landlord obtains the right to lease such car parking spaces to Tenant, following which the terms of the Parking Space Rider shall apply.

J. Landlord’s Brokers:	CB Richard Ellis

K. Riders:

The following exhibits, riders and addenda are attached to and are part of this Lease:

Exhibit	A - Floor Plans of Premises
Exhibit	B - Rules and Regulations
Exhibit	C - Tenant’s Work Letter
Exhibit	D - Plans showing Roof Space and Flat Roof Space
Exhibit	E - Diagram showing the location of transformers
Exhibit	F - Diagrams showing (1) Electrical Risers, (2) Riser Access at Lift 5 and

Electrical Risers and (3) Chiller Risers

Backup Power Generator Rider (with Exhibit 1 attached)

Telecommunications Conduit Rider (with Exhibit 2 attached)

Extension Option Rider

Parking Space Rider

Guarantee Rider

L. Guarantee:

Guarantee to be given by PIHANA PACIFIC INC. (formerly known as ixPedite Communications, Inc.) in favour of Landlord in the form as shown in the Guarantee Rider to guarantee the performance and obligations of Tenant under this Lease.

M. Rent Abatement Period:

So long as Tenant is not then in default of this Lease and Tenant has not received three (3) or more notices of events of default, Landlord shall waive Tenant’s Monthly Base Rent in months One (1), Two (2), Three (3), and the second half of month Seven (7) of the initial Lease Term hereof, for a total of Three and one half (3 and 1/2) months of rental abatement, which if not abated would be at the rate of HK$595,481.50 per month. The sum of HK$1,000,308.75 representing the agreed Monthly Base Rent for months Four (4) through Six (6) shall be deferred and paid over months Seven (7) through Twenty-Four (24) at the rate of HK$55,572.71 per month.

N. a) Tenant’s Construction Representative:
Name: Mr. John Mansfield
Telephone: (65) 538.2788 or (852) 2970.7788

b) Landlord’s Construction Representative:
Name: Mr. Eric Au
Telephone: (852) 2526 6069

AGREEMENT

1. PREMISES.

In consideration of the rent and Tenant’s agreements hereinafter reserved and contained, Landlord hereby leases the Premises to Tenant and Tenant hereby leases and takes the Premises from Landlord EXCEPT AND RESERVING unto Landlord the rights set forth in Section 24. The Premises are located at the address set forth in Section A(1) of Summary containing approximately the gross floor area as set forth in Section B of Summary and are more particularly shown on the Floor Plans and coloured Pink thereon as set forth in Exhibit “A” attached hereto and incorporated herein by this reference. Landlord however reserves the right, with Tenant’s prior written consent which shall not be unreasonably withheld or delayed, to make minor changes to the area and to the configuration of the Premises (if necessary). The Premises are let on an “as is” basis and any discrepancy in the gross floor area as described above shall not be a ground for Tenant terminating this Lease or seeking damages or compensation against Landlord. The building in which the Premises are located is referred to herein as the “Building.” The gross floor area of the Premises referenced above shall be deemed correct and is conclusive as between the parties.

2. TERM.

2.1 The term of this Lease shall commence on the “Commencement Date” indicated in Section D of Summary and shall extend for the period set forth in Section C of Summary.

2.2 In the event that Tenant is permitted and enters into exclusive possession of the Premises prior to the Commencement Date, such possession shall be deemed to be pursuant to, and shall be governed by the terms, covenants and conditions of this Lease, including without limitation, the covenant to pay rent, as though the Commencement Date occurred upon the date of taking possession by Tenant.

3. RENT.

3.1 Beginning on the Commencement Date (subject to adjustment pursuant to Section 2 above), the Base Rent (excluding Management Charges, rates, government rent and other outgoings) (“Base Rent”) for the Premises shall be in accordance with the Schedule of Monthly Base Rents set forth in Section E of Summary. For the avoidance of doubt, property tax and other payments of a capital or non-recurring nature (unless already assimilated as part of the Management Charges mentioned in Section 4.1) shall be Landlord’s sole responsibility.

3.2 Each installment of Base Rent set forth in Section E of Summary shall be payable in advance on the first day of each and every month throughout the term of this Lease and such payment shall be made by direct crediting (via wire transfer or other means) to the bank accounts as specified by Landlord from time to time.

3.3 Except for abatement of rental obligations contemplated by Section 11.1 or abatement of rental obligations due to failure of Landlord to provide electrical supply to the Premises pursuant to Section 9.2(b), Tenant agrees to pay all rent, without setoff, demand or deduction of any kind, to Landlord.

4. MANAGEMENT AND OTHER CHARGES.

4.1 Tenant shall pay, as monthly rent hereunder, in addition to the Base Rent, by way of further or additional rent monthly and proportionately for any part of a month a fair proportion (based on a proportion, the numerator of which is the gross lettable floor area of the Premises and the denominator of which is the total gross lettable floor area of the portion of the Building owned by Landlord, as may be reasonably determined by Landlord) of the aggregate of the costs, expenses, outgoings and other expenditure for the provision, operation and maintenance of all services provided and actually incurred by Landlord (including but not limited to any management fee charged by the manager of the Building under the Deed of Mutual Covenant) in connection with the Premises and the Building (such further or additional rent is referred to herein as the “Management Charges”). The Management Charges shall be subject to increase and review not more than four (4) times annually upon Landlord giving to Tenant fourteen (14) days prior notice in writing of such increase accompanied by a memorandum explaining the increase and upon the expiration of the notice period, the Management Charges, which initially shall be at the rate as set out in Section F of Summary, shall be increased by the amount specified in Landlord’s notice.

4.2 Tenant shall pay and discharge all rates, government rent (except as provided in Section 9.8), government rates, taxes, assessments, duties, impositions, charges and outgoings of an annual or recurring nature now or hereafter to be imposed or levied on the Premises or upon the owner (based on a proportion, the numerator of which is the gross lettable floor area of the Premises and the denominator of which is the total gross lettable floor area of the portion of the Building owned Landlord, as may be reasonably determined by Landlord) or occupier in respect thereof by the Government of the HKSAR or other lawful authority (any increase in the amount of government rent, land premium or waiver fees, as provided in Section 9.8, and other payments of a capital or non-recurring nature excepted (unless already assimilated as part of the Management Charges mentioned in Section 4.1)).

4.3 Tenant shall also pay and discharge all deposits and charges in respect of water, electricity and telephone as may be shown by or operated from Tenant’s own metered supplies or by accounts rendered to Tenant by the appropriate utility companies in respect of all such utilities consumed on or in the Premises.

5. OTHER TAXES.

Tenant shall pay and reimburse Landlord, as additional rent hereunder, upon demand and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, any excise, sales tax, valued added tax (or any tax of a similar nature), privilege or other tax, assessment or other charge (other than taxes levied on net income of Landlord or franchise taxes) imposed, assessed or levied by any governmental authority chargeable in respect of any payment made by Tenant under or in connection with this Lease or paid by Landlord on any payment made by Landlord where Tenant agrees in this Lease to reimburse Landlord for such payment.

6. SECURITY DEPOSIT.

A cash deposit (the “Cash Deposit”) and an irrevocable standby letter of credit (an “L/C”, and collectively with the Cash Deposit, the “Security Deposit”) in the amounts set forth in Section G(1) and (2) of Summary shall be delivered by Tenant to Landlord upon execution of this Lease and shall be held by Landlord without liability for interest and as security for the due performance and observance by Tenant of Tenant’s agreements, covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rent or a measure of Landlord’s damages in case of default by Tenant. The L/C shall be issued by a reputable financial institution in the Hong Kong SAR acceptable to Landlord and shall be drawable by Landlord upon written demand on sight, delivered by Landlord to such financial institution, stating that a material default (as determined by Landlord in its reasonable opinion) has occurred hereunder as a result of which Tenant is indebted to Landlord for rent, or Management Charges or other charges, or any costs, loss, damage, injury, or expense caused by such material default, and specifying the amount thereof. Upon the occurrence of any breach or default under this Lease by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit or any reasonable portion thereof (against receipt) to the extent necessary to make good any arrears of rent, Management Charges and other charges payable hereunder or any costs, loss, damages, injury, or expense caused to Landlord by such breach or default. Landlord shall first use all of the Cash Deposit and thereafter may draw upon the L/C, in each case as may be permitted by the terms of the preceding sentence. At all times prior to the expiry of the term of this Lease, or any early determination of this Lease, and following any drawing under the L/C, Tenant shall promptly cause the replacement of the L/C with a fresh L/C in the full amount set forth in Section G (2) of Summary. Following any application of the Cash Deposit, Tenant shall pay to Landlord on demand an amount to restore the Cash Deposit to its original amount. In the event of bankruptcy or other debtor relief proceedings by or against Tenant (subject to applicable law in the Hong Kong SAR), the Security Deposit shall be deemed to be applied first, to the payment of rent and other charges due to Landlord, in the order that such rent or charges became due and owing, for all periods prior to filing of such proceedings. For the avoidance of doubt, if the Security Deposit is applied or deemed applied pursuant to the foregoing sentence, the Cash Deposit shall be applied or deemed applied first, and then the L/C shall be drawn or deemed drawn. Landlord shall keep the Security Deposit in accordance with the laws of the Government of the HKSAR. Upon termination of this Lease any remaining portion of the Security Deposit, being the balance of the Cash Deposit (if any), and the L/C shall be returned by Landlord to Tenant without payment of interest on the Cash Deposit within (i) thirty (30) days after the expiration of or sooner determination of this Lease and delivery of vacant possession to the Landlord, subject to the provisions of Section 15 of this Lease, or (ii) settlement of the last outstanding claim by the Landlord against Tenant for arrears of rent and other charges (against receipt) and for any breach, non-observance or non-performance of any of the agreements, stipulations, terms and conditions herein contained and on the part of the Tenant to be observed or performed whichever shall be the later. Tenant shall, not less than sixty (60) days before the expiration date of any L/C provided to Landlord by Tenant under this Lease, procure either a renewal of the L/C or a fresh L/C, and in either case, on the same terms and conditions as the existing L/C or with amendments reasonably acceptable to Landlord (a “Replacement L/C”). Notwithstanding anything contrary contained in this Lease, if the Replacement L/C shall not be received by Landlord thirty (30) days prior to the expiry of the existing L/C, Landlord shall be entitled to draw on the existing L/C and hold those funds as part of the Cash Deposit. At any time thereafter Tenant may provide a Replacement L/C and Landlord will, in exchange, transfer to Tenant the proceeds from the original L/C (without being liable for any interest thereon).

7. LATE PAYMENTS.

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent, except in circumstances where abatement of rent is contemplated pursuant to Section 3.3. Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, Landlord’s financing charges. Therefore, if any monthly installment of rent is not received by Landlord within ten (10) days of the date when due, or if Tenant fails to pay any other sum of money due hereunder payable for ten (10) days after the same shall become payable (whether formally demanded or not), Tenant shall pay to Landlord on demand, as additional rent, daily interest on all such sums outstanding at the monthly rate of 1 % calculated from the date on which the same shall be due for payment until the date of payment as liquidated damages and not as penalty. Landlord’s acceptance of any late charge, or interest pursuant to Section 32.9, shall not be, nor constituted a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies (including but without prejudice to the generality of the foregoing the right of re-entry) available to Landlord and exercisable under this Lease or any law now or hereafter in effect. Further, in the event such late charge is imposed by Landlord for three (3) consecutive months for whatever reason, Landlord shall have the option to require that, beginning with the first payment of rent due following the imposition of the third consecutive late charge, rent shall no longer be paid in monthly installments but shall be payable three (3) months in advance.

8. USE OF PREMISES.

Tenant shall use the Premises only for the use described in Section H of Summary. Landlord however gives no warranty as to suitability or fitness of the Building or Premises for such use. Tenant shall be personally responsible for making his own independent inquiry and investigation in respect of any provisions or restrictions affecting the occupation, value, user or enjoyment thereof under any Ordinance or regulations. Tenant shall be entitled to terminate this Lease under this Section 8 upon notice to the Landlord only in the event that the use described in Section H of Summary is not permitted by the Government of the HKSAR as described below. If a notice is issued by the relevant government department to Tenant or Landlord or the occupiers prohibiting the use of the Premises as described in Section H of Summary (“Use Prohibition”), then,

(i) The party receiving the notice shall communicate to the other party its receipt of such notice within two (2) business days after becoming aware of such notice;

(ii) Landlord shall, upon being made aware of such notice, promptly apply to the Government of the HKSAR for a waiver of such Use Prohibition. Landlord shall pay waiver fees or land premiums or penalties for infringement of user as required by the Government of the HKSAR in connection therewith. During the period the Government of the HKSAR is considering Landlord’s application for waiver, Tenant’s right to terminate the Lease under this Section shall be suspended for so long as Tenant is not prohibited from or penalized for (other than by way of financial penalties, which penalties Landlord has agreed to bear in accordance with the preceding sentence) using the Premises for the Permitted Use, and Tenant is not required to cease its business activities, and

(iii) In the event that after making any such application, the Government of the HKSAR rejects, in writing Landlord’s application for waiver, or if Landlord after consultation with Tenant considers that it is not commercially feasible (on the grounds of difficulty, delay or expense or any other reasonable ground) to remove the Use Prohibition or to comply with the requirements imposed by the Government, Landlord shall communicate to Tenant in writing that Tenant is entitled to exercise the right to terminate the Lease under this Section by reason of Use Prohibition.

Upon such notice given by the Tenant to the Landlord the Lease shall terminate on the last day of the current month in which the notice was served. Upon termination, the provisions of Sections 15.2 and 15.4 shall apply, and the Landlord shall immediately return the Cash Deposit and Letter of Credit to the Tenant and both parties shall be discharged from their obligations to each other and shall have no rights against the other party except for claims for breaches that occurred prior to the date of termination. The Tenant shall also be given reasonable time to remove its fittings, equipment and machinery subsequent to the date of such termination. Without the prior written consent of Landlord (and subject to provisions of law) any other use of the Premises is absolutely prohibited. Tenant shall not use or occupy the Premises in violation of any recorded covenants, conditions and restrictions affecting the Tenant’s particular use of the Premises or land on which the Building is located nor of any law, ordinance, rule and regulation. Tenant shall not do or permit to be done anything, which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Building or property located therein and shall comply with all rules, orders, regulations and requirements of any applicable fire services department or other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord as additional rent for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 8. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in good and tenantable repair and appearance. Tenant shall not place a load upon the Premises exceeding the average pounds of live load per square foot of floor area specified for the Building by Landlord’s architect, with any partitions to be considered a part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Tenant shall be responsible for the cost of all structural engineering required to determine structural load. In any event, unless specifically authorized herein, Tenant shall not prepare or serve, or authorize the preparation or service of, food or beverages in the Premises, except only the occasional preparation of coffee, tea, hot chocolate and other such common refreshments for Tenant and its employees. Tenant shall not conduct any auction, bankruptcy; close out or similar sale of thing or properties of any kind to take place in or about the Premises or the Building.

9. BUILDING SERVICES

9.1 Throughout the term of this Lease, subject to shortage and accidents beyond Landlord’s reasonable control, Landlord shall where any of such obligations or responsibilities as hereinafter mentioned has been assumed by the manager or the management company under the Deed of Mutual Covenant (as hereinafter defined) use its best endeavours to procure the manager or the management company to repair and maintain all structural elements of the Building (including main electrical supply) of which the manager or the management company is under an obligation to repair and common areas and maintain the exterior of the Premises, including grounds, walks, drives and loading area, if any. Tenant shall reimburse Landlord upon demand, as additional rent hereunder, for the cost of any repairs or extraordinary maintenance necessitated by acts of Tenant or Tenant’s employees, contractors, agents, licensees or invitees. Landlord shall not be responsible for the repair and maintenance of Tenant installed systems or improvements, including, but not limited to any heating or air conditioning system installed by Tenant.

9.2 Landlord shall provide Tenant with:

(a) Evidence reasonably satisfactory to Tenant of Landlord’s ability to supply fuel continuously, which may include multiple refilling of fuel reservoir(s), to Tenant’s backup power generator(s) to enable Tenant to continue to operate its business in the event of a failure of the electricity utility to supply electric power to the Premises provided that this only applies if such generators) are drawing on Landlord’s supplied common fuel reservoir and provided that Landlord shall demonstrate its ability to supply at all times fuel to Tenant’s backup generator and all other tenants who possess or rely upon such backup generators (and are drawing on the same reservoir) for a continuous period of not less than eight (8) hours (“Fuel Supply Ability”). Landlord shall also maintain and operate the common fuel reservoirs according to international telecommunications facility standards. Landlord shall be deemed to have demonstrated its Fuel Supply Ability if: (i) Landlord provides Tenant from time to time a copy of the valid fuel supply agreement entered into between Landlord and the fuel supplier as soon as the same is signed; and (ii) Landlord is not aware of any circumstances and/or Landlord has not received any notice that the said fuel supplier is about to commit a breach of its obligation under the said fuel supply contract such that the common fuel reservoir from which Tenant’s backup generators and other backup generators will draw fuel will not have a sufficient supply of fuel to permit continuous operation of all backup generators for at least 8 hours. Failure of Landlord to demonstrate its Fuel Supply Ability at any time shall constitute an event of default under this Lease as contemplated by Section 13.2 (subject to applicable cure periods provided therein); and

(b) Electrical current available for Tenant to connect to the Premises in the following amounts

(i) 0.75 MVA of electrical capacity on the Commencement Date;

(ii) 3 MVA of electrical capacity on or before the date which is five (5) months following the Commencement Date; and

(iii) 4 MVA of electrical capacity on or before the date which is twelve (12) months following the Commencement Date;

provided that all electricity consumption shall be for Tenant’s account and also provided that if Landlord shall fail to provide (after exhaustion of a cure or grace period of thirty (30) days from the date when a written notice is served on Landlord requesting Landlord to make good default or failure) the electrical capacity required by paragraphs (ii) or (iii) above, the rent payable during any period that electrical capacity is not so provided within two months after the cure or grace period shall be abated by an amount equivalent to 100% of the Base Rent then payable each month from the due date for such increased capacity set out above until the date such increased capacity is actually made available to Tenant to connect to Premises. The electrical capacity referred to above will be made available to Tenant in a designated transformer room for Tenant’s use (proposed to be on the Carpark Level One of the Building, such transformer room space is shown in the diagram in Exhibit E attached hereto). Initially, the said transformer room shall be equipped with three (3) transformers each of 1.5mVA supplied by the incumbent electrical power provider for the Building. Tenant, at its sole cost and expense, may petition the said power provider to upgrade and/or increase the electrical capacity of the transformers to 2.OmVA each. Landlord shall co-operate with Tenant to accomplish this upgrade, however, all costs shall be borne solely by Tenant. Tenant agrees that should the transformers be upgraded to 2.OmVA transformers, Tenant shall only use two of the three transformers in the room for primary power and the third transformer shall be a backup or standby transformer to be used only in the event of failure or maintenance shutdown of one of the primary transformers (i.e. no more than two of the three transformers shall ever operate or be “powered up” at the same time).

(c) Riser access for Tenant’s own work at the shaft now occupied by Lift 5 of the Building (such proposed riser access within Lift 5 is shown on the diagrams in Exhibit F attached hereto) is to be made available by Landlord to Tenant on or before 15th February 2001. If Landlord fails to provide such riser access on or before 10th March 2001, the Base Rent payable shall be abated by an amount equivalent to 100% of the Base Rent then payable, calculated and allowed on a per diem basis, from 11th March 2001 until the date such riser access is actually made available to Tenant for its own work.

        9.3 Subject to Tenant using its best endeavours to minimize the amount of space or area to be taken up by any of Tenant’s air-conditioning plant, units, equipment, machine, conduits, riders, wires, pipes or drains which may be situated in any part of the Building whether or not Landlord has agreed to provide such space or area to Tenant at a charge or not, Tenant shall have the right to install in the Premises, at its expense, self-contained 24-hour heating, ventilating and air conditioning units as may be reasonably determined by Landlord to be necessary in order to maintain building air conditioning standards resulting from Tenant’s use of the Premises, including its installation and operation of telecommunications and computer equipment or other special equipment or facilities placing a greater burden on the air conditioning system than that which the Building is designed for. Should Landlord install a central chilled water system, the Building’s chilled water supply will be available to Tenant at Tenant’s option as a back up source at such costs and in such amounts as may be separately agreed between Landlord and Tenant. The installation and use of such self-contained 24-hour heating, ventilating and air conditioning unit is subject to compliance with the other provisions of this Lease, including but not limited to obtaining Landlord’s prior written consent to the plans and specifications for the work and electrical requirements of the units, such consent not to be unreasonably withheld or delayed. Tenant shall pay all costs of electricity for such units. At Landlord’s election, the electrical requirements for such units, as well as all of Tenant’s other electrical requirements, shall be separately metered to Tenant at Tenant’s expense as described below. Tenant shall have the right to remove and/or cap off the existing HVAC systems servicing the Premises.

Landlord shall make available electric current to the Premises in amounts reasonably sufficient for normal business use, including operation of building standard lighting and operation of typewriters and standard fractional horsepower office machinery, all subject to the obligations of Tenant for payment of the costs of such electricity as provided herein. Landlord shall be deemed to have fulfilled the aforesaid obligation if Section 9.2 (b) (i) is fulfilled by the Landlord. Tenant agrees that, at all times during the term of this Lease, Tenant’s use of electric current under any provision of this Lease shall never exceed the capacity of the feeders to the Building or the risers or wiring installation in the Building failing which Tenant shall indemnify and reimburse Landlord, as additional rent, all sums actually and directly incurred by Landlord in respect of the additional or over usage of electric current by Tenant. Any transformer or other special equipment required to connect Tenant’s facilities to Landlord’s electrical supply shall be provided and installed at Tenant’s expense. Landlord may, at its election and at Tenant’s sole cost and expense, separately meter at Tenant’s expense the electrical usage of some or all of Tenant’s equipment, facilities or Premises. Tenant shall pay the charges for all such separately metered electrical usage within 15 days after receipt of a billing therefor. Landlord shall not use its approval rights to arbitrarily or discriminatorily prevent Tenant’s installation of and use of equipment customarily used in a telecommunications business, but Landlord may impose reasonable conditions on such installation and use, regarding such matters as the placement, venting, power sources, and structural requirements for such equipment.

Anything in this Section 9 notwithstanding, and subject to Tenant obtaining Landlord’s prior written consent of the plans and specifications not to be unreasonably withheld and complying with Section 28 and the other provisions of this Lease, in lieu of Landlord providing any electric power to the Premises, Tenant may make arrangements to obtain such electric supply directly from the relevant government Department, at Tenant’s own cost and expense.

Landlord makes no representations or warranties regarding such arrangements, but shall cooperate with Tenant and the relevant Government Department reasonably and in good faith in this regard. As part of such arrangement, Tenant is to contract with, and be billed directly by, the relevant Department for provision of water and power. Tenant agrees to pay such bills when due. Under such arrangement, Landlord will not install or maintain nor bill Tenant for such electric service or usage. The location of any new vault or transformer space required for this purpose is subject to Landlord’s reasonable approval, as part of Landlord’s prior written approval of the plans and specifications. Tenant shall be liable for all costs and expenses incurred in connection with such an arrangement including, but not limited to, costs of equipment, materials, construction, installations and hook-ups. Any extra maintenance charges or service calls attributable to the actions of Tenant (e.g., continual adjustments of the thermostats or the failure to keep window coverings closed as necessary) shall be payable by Tenant to Landlord upon demand, as additional rent hereunder.

        9.4 Tenant shall provide its own janitorial services to the Premises subject to Landlord’s prior written approval of the service provider in Landlord’s sole and absolute discretion. Tenant shall submit to Landlord a list of proposed janitorial service providers, with references, upon commencement of this Lease for Landlord to approve or disapprove without undue delay. Only those service providers who have been approved by Landlord may perform janitorial services. Tenant shall keep all such portions of the Premises in a clean and orderly condition at Tenant’s sole cost and expense. In the event that Tenant shall fail to keep or cause to keep such portions of the Premises in a clean and orderly condition, Landlord may do so and any reasonable costs incurred by Landlord in connection therewith shall be payable by Tenant to Landlord upon demand, as additional rent hereunder. Tenant shall also pay to Landlord, as additional rent hereunder, amounts equal to any increase in cost of janitor service in and about the common areas if such increase in costs is due to (a) use of the Premises by Tenant during hours other than normal business hours, or (b) location in or about the Premises of any fixtures, improvements, materials or finish items (including without limitation wall coverings and floor coverings) other than those which are of the standard type adopted by Landlord for the Building.

        9.5 Landlord shall furnish passenger elevator or lift service in common with Tenant and other tenants of the Building Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturday from 8:00 A.M. to 1:00 P.M. (“normal business hours”). Landlord shall provide passenger elevator service outside normal business hours to authorised personnel of Tenant and if a card reader system is installed by Landlord, Landlord shall issue such cards to Tenant’s authorised personnel. Tenant shall not permit or suffer to be loaded into any cargo lift or passenger lift in the Building a weight greater than such lift is designed or permitted to carry.

        9.6 Landlord hereby acknowledges and agrees that from and after the Commencement Date Tenant shall be granted access to the Premises on a twenty four (24) hours a day, seven days a week basis, without interruption from Landlord.

        9.7 Landlord does not warrant that any service will be free from interruptions caused by repairs, renewals, improvements, changes of service, alterations, strikes, lockouts, labor controversies, accidents, inability to obtain fuel, steam, water or supplies or other cause. Landlord shall give Tenant prompt prior written notice of any extended interruptions of which Landlord has prior knowledge. No interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, nor relieve Tenant from payment of rent or performance of Tenant’s other obligations under this Lease except as provided below in this Section 9.7. Landlord shall not be responsible for correcting any such interruption in service which is not curable by Landlord on a basis reflecting leading industry standards in Hong Kong, SAR. Subject to Section 11 below, and subject to Landlord’s rights to recover certain costs under other provisions of this Lease, Landlord shall make good faith efforts to correct the interruption within a reasonable time after Landlord receives written notice from Tenant of the interruption in service. In doing such work Landlord shall use commercially reasonable, good faith efforts to interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises, without, however, being obligated to incur liability for overtime or other premium payment to its agents, employees or contractors in connection therewith. Landlord shall not be liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages, whether foreseeable or not, arising from the making of or failure to make any repairs, alterations or improvements, or provision of or failure to provide or restore any service in or to any portion of the Building, including the Premises, or the fixtures, appurtenances and equipment therein. Tenant shall not be entitled to any abatement or reduction of rent or other remedy by reason of Landlord’s failure to furnish any of the services or Building systems called for by this Lease (other than electrical supply under Section 9.2(b) or Fuel Supply Ability and after exhaustion of all applicable cure or grace period) if such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or any other cause, except due to Landlord’s wilful action, gross negligence or wilful misconduct or that of its employees, contractors, or agents.

        9.8 Landlord shall pay all Property Tax, increases in the amount of government rent (in excess of the amount of government rent paid by Landlord to the Government of the HKSAR based on the assessment level of Building when the Government of the HKSAR first assesses the Building), land premiums or waiver fees imposed by the Government of the HKSAR subsequent to the date of this Lease as a direct result of Tenant’s use of the Premises in accordance with the Permitted Use mentioned in Section H of Summary, and other payments of a capital or non-recurring nature in relation to the Premises as provided in Section 4.2.

10. CONDITION OF PREMISES.

By occupying the Premises, Tenant shall be deemed to accept the same and acknowledge that they comply fully with Landlord’s covenants and obligations hereunder, subject to completion of any items which it is Landlord’s responsibility hereunder to furnish and which are listed by Landlord and Tenant upon inspection of the Premises prior to the Commencement Date. Tenant acknowledges that neither Landlord nor any agent, employee or representative of Landlord has made any representation or warranty with respect to any matter, including but not limited to any matter regarding the Building or Premises, the applicable user or zoning or the effect of other applicable laws, or the suitability or fitness of the Building or Premises for the conduct of Tenant’s business or any other purpose. Tenant is relying solely on its own investigations with respect to all such matters. During the term of this Lease, Tenant shall maintain the Premises in good condition, ordinary wear and tear, inherent defects and repairs which are specifically made the responsibility of Landlord hereunder excepted, and shall repair all damage or injury to the Building or to fixtures, appurtenances and equipment of the Building caused by Tenant’s installation or removal of its property or resulting from the negligence or tortuous conduct of Tenant, its employees, contractors, agents, licensees and invitees. In the event of failure by Tenant to perform its covenants of maintenance and repair hereunder, Landlord may perform such maintenance and repair, and any reasonable amounts expended by Landlord in connection therewith shall be payable by Tenant to Landlord upon demand, as additional rent hereunder.

11. DAMAGE TO PREMISES OR BUILDING.

        11.1 In the event that the Building should at any time during the Lease Term be totally destroyed by fire or other casualty, this Lease shall terminate as of the date of such casualty. If the Building is damaged but not totally destroyed by the casualty or if there is an interruption in services or utilities provided by Landlord pursuant to Section 9.7 of this Lease, and, in the commercially reasonable opinion of the Landlord and Tenant, such damage or interruption in services or utilities prevents Tenant’s beneficial use of all or a substantial portion of the Premises, or prevents reasonable access to the Premises, then Tenant shall notify Landlord in writing, within thirty (30) days after the date Tenant’s beneficial use is so prevented. Landlord shall then state whether it intends to restore the Building or part thereof or the services or utilities in question and of how long, in Landlord’s opinion, the restoration will take to complete. In the event that the repairs and restoration can, in Landlord’s reasonable opinion, be completed within one hundred and eighty (180) days after the date Tenant’s beneficial use is so prevented, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs and restoration, Landlord shall restore the Building or part therefor the services or utilities in question. In the event the Premises or a substantial portion of the Building or reasonable access to the Premises or the delivery system for Building services or utilities should be so damaged or destroyed that restoration or repairs cannot, in Landlord’s reasonable opinion (and after consultation with Tenant), be completed within one hundred and eighty (180) days after the date Tenant’s beneficial use is so prevented, Landlord may at its option terminate this Lease upon notice to Tenant. Similarly, in the event Landlord’s notice notifies Tenant that the restoration in Landlord’s opinion will not be completed within one hundred and eighty (180) days after the date Tenant’s beneficial use is so prevented, Tenant shall have thirty (30) days from the date of Tenant’s receipt of Landlord’s notice to elect to terminate this Lease by delivering written notice of such termination to Landlord. If either Landlord or Tenant terminates this Lease as provided above, such termination shall be effective immediately upon the other party’s receipt of the notice of termination. In the event that Landlord is obligated or elects to restore the Building or part thereof or the services or utilities in question, Landlord shall commence such work reasonably promptly and shall proceed with reasonable diligence to restore the Building or part thereof or the services or utilities to substantially the condition in which they were immediately prior to the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, alterations, decorations or other improvements which may have been constructed by or specifically for Tenant, or by or for other tenants within the Building.

If neither Landlord nor Tenant terminates this Lease due to the casualty, the Lease shall remain in full force and effect. After Landlord completes Landlord’s restoration work on the Premises (i.e., any necessary repair work on the Building shell and the Building systems originally provided by Landlord in the core of the Building), Tenant shall complete with reasonable diligence Tenant’s repairs to its tenant improvements. The parties shall cooperate in performing their respective repairs simultaneously if, in the parties’ reasonable opinion, that is feasible and appropriate. Tenant shall have the right to terminate this Lease upon notice served upon Landlord prior to actual completion of Landlord’s restoration work on the Premises if such restoration work is not substantially completed within two hundred and seventy (270) days after the date Tenant’s beneficial use is first prevented (provided, however, that if Landlord’s original notice to Tenant estimated that the restoration work would take more than one hundred and eighty (180) days after the date Tenant’s beneficial use is so prevented, and Tenant did not elect to terminate the Lease on that basis, then Tenant shall not be entitled to terminate the Lease pursuant to this sentence unless Landlord fails to substantially complete such restoration work within ninety (90) days after the estimated restoration period given in Landlord’s original notice). For purposes of this Section, “substantial completion” of Landlord’s work shall mean completion to such a degree that Tenant can commence in the Premises or the damaged portion thereof its own reconstruction of tenant improvements as contemplated by this Lease. “Substantial completion” shall not require full completion of all “punch list” type items which do not materially affect Tenant’s use of the Premises. Lease termination, to the extent provided above, shall be Tenant’s sole remedies. Notwithstanding the foregoing to the contrary, if the damage is due to the gross negligence or wilful misconduct of Tenant or any of Tenant’s agents, employees or invitees, Tenant shall not be permitted to exercise its right of Lease termination, nor shall Tenant be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration related thereto.

        11.2 Subject and without prejudice to Section 9.7, in the event that the Building is damaged but not totally destroyed by any act of casualty contemplated by Section 11.1 which prevents Tenant’s beneficial use of all or substantial portion of the Premises for a continuous period of seven (7) days (and whether or not either party elects to terminate this Lease in accordance with the foregoing provisions of Section 11.1), the amount of rent payable for the Premises shall be abated proportionately by an amount to be agreed by Landlord and Tenant to reflect the area of the Premises which has been rendered unusable by Tenant. The period of any such abatement of rent shall commence on the month immediately following the month in which the relevant event of casualty occurs to the Building and/or the Premises.

        11.3 In the event any holder of a mortgage or deed of trust on the Building should require that the insurance proceeds payable upon damage or destruction to the Building by fire or other casualty be used to retire the debt secured by such mortgage or deed of trust, or in the event any lessor under any underlying or ground lease should require that such proceeds be paid to such lessor, Landlord shall in no event have any obligation to rebuild, and at Landlord’s election this Lease shall terminate.

        11.4 With the exception of insurance required to be carried by Tenant under Section 27 of this Lease, any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Landlord shall not be required to carry insurance of any kind on Tenant’s property and, except by reason of the breach by Landlord of any of its obligations hereunder, shall not be obligated to repair any damage thereto or to replace the same.

        11.5 In addition to its termination rights in Section 11.1 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord estimates that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) 60 days after the date of such casualty.

12. GOVERNMENT LEASE AND DEED OF MUTUAL COVENANT.

Tenant shall observe and comply with and perform all the covenants, terms and provisions in the Government Lease relating to the land on which the Building is now erected, (herein referred to as “Government Lease”), the Deed of Mutual Covenant and Management Agreement registered in the Tsuen Wan New Territories Land Registry by Memorial No. 1318892, and subject to the last sentence of this Section 12, any supplemental deeds of mutual covenant, deeds of covenant and grants, deeds of easement, licenses and rules and regulations entered or to be entered into from time to time by Landlord and other parties expressed to be binding upon the owner or occupier or any tenant of any portion of the Building as contemplated under Agreement registered in the Tsuen Wan New Territories Land Registry Memorial No. 1364412 (herein collectively referred to as “Deed of Mutual Covenant”) to which this Lease is subject so far as they relate to the Premises and this Lease, and shall indemnify Landlord against the breach, non-observance or non-performance thereof directly by Tenant. Landlord represents to the Tenant that the rights granted to the Tenant under this Lease shall not be derogated by the Deed of Mutual Covenant.

13. DEFAULT.

        13.1 The following events shall be deemed to be events of default by Tenant under this Lease:

                (a) If Tenant shall fail to pay any installment of rent, Management Charges or any other sum required to be paid by Tenant under this Lease within ten (10) days of the date such payment shall fall due.

                (b) If Tenant shall fail to comply with any material term, provision or covenant of this Lease, other than provisions pertaining to the payment of money which is not cured within thirty (30) days of written notice of such default being served on Tenant (and in respect of those breaches which cannot be remedied, adequate compensation is not tendered by the Tenant to the Landlord).

                (c) If Tenant shall enter into any scheme of arrangement or assignment with its creditors.

                (d) If any encumbrancers take possession of any of Tenant’s assets located at the Premises.

                (e) If Tenant shall file a petition under any section of the Bankruptcy Ordinance, or other similar Ordinance, as amended from time to time, pertaining to bankruptcy, insolvency or debtor relief, or Tenant shall have a petition or other proceedings filed against

Tenant under any such law or chapter thereof and such petition or proceeding shall not be vacated or set aside within thirty (30) days after such filing.

                (f) If a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant and such receivership shall not be terminated and possession of such assets restored to Tenant within ninety (90) days after such appointment.

                (g) If Tenant shall become bankrupt or being a corporation goes into liquidation (save for the purposes of amalgamation or reconstruction)

                (h) If Tenant shall suffer execution to be levied upon Tenant’s assets located at the Premises or otherwise on Tenant’s goods, equipments etc. or if in such circumstances as aforesaid Tenant shall suspend or cease or threaten to suspend or cease to carry on its business.

                (i) If Tenant shall assign this Lease or sublet the Premises in violation of the terms hereof.

                (j) If Tenant ceases to carry on its business at the Premises for a period of thirty (30) consecutive days.

        13.2 The following shall be deemed to be events of default by Landlord under this Lease:

                (a) Landlord fails to comply with any of the material terms and covenants set forth in this Lease.

                (b) Landlord fails to maintain Fuel Supply Ability as contemplated in Section 9.2(a) provided that such failure is not cured within thirty (30) days of written notice of same being served on Landlord. (For the avoidance of doubt, failure to provide electricity in the manner as contemplated in Section 9.2(b) and/or failure to provide riser access in the manner as contemplated in Section 9.2(c) after the respective applicable cure or grace period is a subject for abatement of rent only and in no case may Tenant terminate this Lease as a consequence thereof).

14. REMEDIES UPON DEFAULT.

        14.1 Upon the occurrence and continuance of any event of default by Tenant (after exhaustion of all applicable cure or grace period) and in respect to those breaches which cannot be remedied adequate compensation is not tendered by Tenant to Landlord, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies (each and all of which shall be cumulative and non-exclusive) without any notice or demand whatsoever:

                (a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrears of rent or other charges, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without prejudice to any right of action by Landlord to claim against Tenant for any loss or damages sustained by Landlord and the Security Deposit shall be forfeited to Landlord to the extent of any actual loss or damages sustained by Landlord.

                (b) A written notice served by Landlord thereby exercises the power of determination and/or re-entry hereinbefore contained shall be a full and sufficient exercise of such power without physical entry on the part of Landlord notwithstanding any statutory or common law provision to the contrary.

                (c) Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and approved by Landlord and affecting the Premises.

                (d) Landlord may at its option elect not to terminate this Lease but to deduct from the Security Deposit the amount of any costs, expenses, loss or damage sustained or incurred by Landlord as the result of the breach, non-observance or non-performance by Tenant. All costs and expenses including any reasonable legal costs and fees incurred by Landlord in demanding payment of the rent and other charges payable under this Lease or the extent of any loss to Landlord arising out of this paragraph and in exercising its rights and/or remedies or in attempting to do so shall be recoverable from Tenant as a debt or be deductible by Landlord from the Security Deposit.

        14.2 Upon the occurrence and continuance of an event of default by Landlord (after exhaustion of all applicable cure or grace period), in respect to those breaches which cannot be remedied and adequate compensation is not tendered by Landlord to Tenant, Tenant shall have, in addition to any other remedies available to Tenant at law or at equity, the option to pursue the following remedy without any notice or demand whatsoever:

                (a) Terminate this Lease, in which event Tenant shall remove such of its improvements as Landlord has designated pursuant to Sections 28.1 and 28.2 from the Premises and Landlord shall return the Security Deposit to Tenant (less any lawful deduction).

        14.3 No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the rent so accepted, subject to the provisions of Section 32.1.

        14.4 If this Lease shall be terminated for a breach by Tenant under this Section 14, Landlord shall not require Guarantor to accept a new tenancy agreement or lease of the Premises, and Guarantor shall pay to Landlord on demand an amount equal to the rents and other moneys payable to Landlord under the Lease for the period commencing with the date of such disclaimer and ending on the date upon which the Premises are relet (if applicable) or (as the case may be) the expiry of the Term whichever is earlier, subject always to Landlord using its reasonable commercial efforts to re-lease the Premises and mitigate its losses.

15. SURRENDER OF PREMISES; REMOVAL OF PROPERTY.

        15.1 No act or thing done by Landlord or any agent or employee of Landlord during the term hereof shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.

        15.2 Upon the expiration of the term of this Lease, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Section 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, inherent defects and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

        15.3 Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the term of this Lease, or within forty-eight (48) hours after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord according to law. Landlord shall be entitled to apply any proceeds of the sale of such items to any sums due to Landlord by Tenant and to Landlord’s costs of removal, storage and sale of such items.

        15.4 All fixtures, alterations, additions, repairs, improvements and/or appurtenances attached to or built into or on or about the Premises prior to or during the term hereof, whether by Landlord at its reasonable expense or at the expense of Tenant, or by Tenant at its expense, or by previous occupants of the Premises, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the term of this Lease. Such fixtures, alterations, additions, repairs, improvements and/or appurtenances shall include, without limitation, built-in utilities such as heating, ventilating and air conditioning units, floor coverings, drapes, paneling, molding, doors, kitchen and dishwashing fixtures and equipment, plumbing systems, electrical systems, lighting systems, silencing equipment, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes, and any special flooring or ceiling installations, as well as standby power generators, fuel tanks (subject to the following paragraph) and electrical fuel gear, and condenser units (if any) installed pursuant to the terms of the Lease, wherever located in the Building (including its roof) (but excluding Tenant’s telecommunications switch and other telecommunications trade fixtures and equipment, and batteries and rectifiers and all other equipment, machinery and fittings ancillary thereto, which Tenant agrees to remove upon the expiration or termination of this Lease). Notwithstanding the foregoing, Landlord may, in its sole discretion, require Tenant, at Tenant’s sole cost and expense, to remove any fixtures, alterations, additions, repairs, improvements and/or appurtenances attached or built into or on or about the Premises or as otherwise listed above (specifically including telecommunications equipment, but excluding conduit and cable and initial tenant improvements). Tenant shall repair any damage to the Building and Premises occasioned by the installation, construction, operation and/or removal of any fixtures, trade fixtures, equipment, alterations, additions, repairs, improvements and/or appurtenances pursuant to this Section. If Tenant shall fail to complete such removal and repair such damage, Landlord may do so and may charge the reasonable cost thereof to Tenant.

        15.5 Tenant hereby waives all claims for damages or other liability in connection with Landlord’s re-entering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and Tenant hereby indemnifies and holds Landlord harmless from any such damages or other liability, and no such re-entry shall be considered or construed to be a forcible entry.

16. DISTRAINT.

        16.1 For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) and of these presents, the rent payable in respect of the Premises shall be and be deemed to be in arrears if not paid in advance (or within the relevant cure periods) at the times and in the manner hereinbefore provided for payment thereof.

17. ASSIGNMENT AND SUBLETTING.

        17.1 Tenant shall not assign or sublet all or any portion of the Premises except that Tenant may, on prior notice to Landlord, assign or sublet all or a portion of the Premises at any time during the term of the Lease to any corporation or entity which (i) is a wholly owned subsidiary of Tenant; (ii) is a corporation which Tenant owns (directly or indirectly) in excess of 51% of the issued and outstanding shares; or (iii) a majority of Tenant’s assets are transferred to an affiliate; in each case without securing Landlord’s written approval or consent, provided however that Tenant (a) remains liable for all obligations pursuant to the Lease and (b) such assignee, sublessee or transferee assumes the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

        17.2 Except as provided in this Section 17, Tenant shall not sublet all or any part of the Premises, nor assign this Lease, without Landlord’s express prior written consent, which consent shall not unreasonably be withheld provided that Tenant shall notify Landlord of its intention so to do and shall provide Landlord for its approval a draft of the proposed subtenancy agreement conforming to a standard form agreement provided by Landlord and particulars of:

                (a) The name and address of the proposed sub-tenant;

                (b) The business proposed to be carried on by the proposed sub-tenant at the portion of the Premises proposed to be sub-let;

                (c) The portion of the Premises proposed to be sub-let accompanied by a plan showing the position and dimensions thereof which plan shall be annexed to the sub-tenancy agreement;

                (d) The term of the proposed sub-letting; and

                (e) The proposed rent and other charges to be paid by the proposed sub-tenant.

(For purposes of the balance of Sections 17.2 through 17.4, the term “sublease” shall be deemed to include any sub-tenancy agreement or any other agreements for use or occupancy of the Premises as described in the preceding sentence (but for the avoidance of doubt, shall not include co-location agreements). The terms “subtenant” and “sublet” shall be construed accordingly.)

In order to assist Landlord in evaluating any proposed sublease, Tenant agrees to provide Landlord with the proposed subtenant or assignee’s current financial statement and financial statements for the preceding 2 years (if any) and such other information concerning the business background and financial condition of the proposed subtenant or assignee and of Tenant as Landlord may reasonably request.

Landlord and Tenant hereby agree that Landlord’s disapproval of any proposed sublease hereunder shall be deemed reasonable if based upon any reasonable factor, including, without limitation, any or all of the following factors:

                (a) The proposed subletting would result in more than three subleases of portions of the Premises being in effect at any time during the term;

                (b) The rent payable by the proposed subtenant would be less than the fair market rental value for the space as determined pursuant to the last paragraph of this Section 17.2 (except as otherwise provided in Section 17.5);

                (c) The proposed subtenant is an existing tenant or occupant of the Building or has negotiated with Landlord within the last twelve months for space in the Building or is another subtenant prohibited by the next to last paragraph of this Section 17.2;

                (d) The proposed subtenant is a governmental entity;

                (e) The transaction calls for new demising walls to be built, and the portion of the Premises proposed to be sublet or assigned has inadequate means of ingress and egress;

                (f) The use of the Premises by the proposed subtenant (i) is not permitted by the use provisions of this Lease, or (ii) might, in Landlord’s reasonable opinion, violate any right for an exclusive use granted by Landlord to another Tenant in the Building;

                (g) The sublease would likely result, in Landlord’s reasonable opinion, in a significant increase in the use of the parking areas or common areas of the Building due to the transferee’s employees or visitors, and/or significant increase in the demand for utilities and services to be provided by Landlord to the Premises;

                (h) The subtenant does not, in Landlord’s reasonable opinion, have the financial capability to fulfill the obligations imposed by the sublease, or have income and net worth at least equal to that of Tenant;

                (i) The subtenant is not, in Landlord’s reasonable opinion, of reputable or good character or consistent with Landlord’s desired tenant mix;

                (j) The subtenant is a real estate developer or landlord or is acting directly or indirectly on behalf of a real estate developer or landlord;

                (k) The proposed subtenant may, in Landlord’s reasonable opinion, increase the chances of significant hazardous waste contamination within the Premises or the Building;

                (l) In the reasonable judgment of Landlord, the purpose for which the subtenant intends to use the Premises is not in keeping with the reasonable standards of Landlord for the Building or is in violation of the terms of any other lease in the Building; or

                (m) The term or duration of the sublease is granted for a period which would extend beyond the expiry date of the Lease Term.

Notwithstanding the foregoing, Tenant may, subject to the rest of the terms hereof, sublet all of the Premises or assign this Lease to any entity controlling, controlled by or under common control with Tenant, (including assignment or subletting to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern) provided that, with regard to each such assignment or subletting: (A) Landlord receives the financial statements prescribed above and such other financial and background information as Landlord may request regarding the assignee or subtenant at least twenty (20) days prior to such proposed assignment or sublease; (B) Landlord determines, in its reasonable discretion, that the income and net worth of the assignee or subtenant comply with the standards prescribed in item (h) above; (C) the use of the Premises is not altered; (D) Landlord determines, in its reasonable discretion, that the transaction is not being entered into as a subterfuge to avoid the restrictions on assignment and subletting in the Lease; and (E) the subtenant or assignee expressly assumes the obligations of Tenant hereunder as prescribed below in this Section 17.2.

Tenant may mortgage, assign, pledge or otherwise transfer the interest of Tenant in and to any sublease or the rentals payable thereunder or in the Security Deposit, subject however, to any interest the Landlord has under this Lease or at law in the Security Deposit.

Any sublease, assignment, mortgage, pledge, encumbrance, or transfer made in violation of this Section 17.2 shall be void and at Landlord’s election shall terminate this Lease.

Each subtenant or assignee of Tenant, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease (provided that in the case of a sublease, the subtenant’s obligations shall be limited to those obligations relating to the subleased space and the common areas during the sublease term). No sublease or assignment shall be deemed approved by Landlord unless such subtenant or assignee and Tenant shall deliver to Landlord a counterpart of such sublease or assignment and an instrument in a form acceptable to Landlord, which contains a covenant of assumption by the subtenant or assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Section 17.2, but the failure or refusal of the subtenant or assignee to execute such instrument of assumption shall not release or discharge the subtenant or assignee from its liability as set forth above.

No subtenant or assignee not complying with the foregoing requirements shall have any interest in the Security Deposit. Any assignee that does comply with the foregoing requirements shall automatically succeed to Tenant’s position with respect to the Security Deposit, and Landlord shall have the right to refund all or any portion of the Security Deposit to the assignee at any time or under any circumstances with no liability to the assignor.

Landlord may require that the assignee or subtenant remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or subtenant. In such event Landlord shall apply the sums received to the obligations of Tenant and its successors under this Lease.

In the event of default by any assignee or subtenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor.

Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with the assignee or other successor of Tenant, and without obtaining Tenant’s consent thereto, and any such actions shall not relieve Tenant of liability under this Lease.

Consent by Landlord to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

Tenant agrees that all advertising by Tenant to market the space in the Premises to be sublet or assigned shall require Landlord’s prior written approval, which shall not be unreasonably withheld. Tenant further agrees that it shall not, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion, market any space in the Premises, assign the lease or sublet any space in the Premises to existing tenants or occupants of the Building, or to any entity controlling, controlled by, or under common control with any existing tenant or occupant of the Building, except for any entity controlling, controlled by or under common control with Tenant.

Tenant agrees that it shall not sublet, nor assign, nor advertise as available for subletting or assignment, nor list with brokers for subletting or assignment, all or any portion of the Premises for a consideration which is equal to less than the fair market rental value, as determined by Landlord in its reasonable discretion, for comparable space in the Building for a comparable term commencing concurrently with the assignment or sublease term, with comparable rent credits and tenant improvement allowances. Within ten (10) days after Landlord receives any written request from Tenant for Landlord’s estimate of the fair market rental value for specified space (which request shall identify the space in question, the proposed term and the proposed rent credits and improvement allowances), Landlord shall notify Tenant in writing of the fair market rental value for such space for a comparable term with comparable rent credits and tenant improvement allowances.

17.3 In the event that Tenant has sought and received Landlord’s consent to assign this Lease, or to enter into a sublease as to all or any portion of the Premises, the monthly rent payable by Tenant to Landlord, pursuant to Section 3, shall be increased by fifty percent (50%) of the amount to be received by Tenant during each month pursuant to the terms of the assignment or sublease, in excess of Tenant’s monthly rental payable to Landlord for the space subject to the assignment or sublease. The amounts referred to in the previous sentence include rent, additional rent, or any other payment in respect of use or occupancy, but shall not include Management Charges, government rents, taxes and those amounts referable to the reimbursement of costs of leasehold improvements installed by Tenant, which shall be valued by an independent third party mutually as may be agreed by Tenant and Landlord, and whether paid in a lump sum or periodic payments; provided however, such amounts shall not include any fees charged by Tenant to its Customers to the extent such fees are based on Tenant’s services (not square footage of space used by the Customers) as provided under Section 17.5 herein. In no event shall the total sums payable to Landlord be less than the monthly rental Landlord would have received but for such assignment or sublease.

The additional rent shall be due and payable to Landlord in accordance with the schedule specified in the sublease or assignment instrument, and the failure of any subtenant or assignee to make any payments in accordance with that schedule shall not affect the obligation of Tenant to pay the additional rent to Landlord.

The calculation of the amount of rentable space being sublet shall be made by Landlord in accordance with its usual standards. Landlord may require acknowledgment by Tenant of Tenant’s concurrence on Landlord’s calculation of the amount of rentable space being sublet as a condition to Landlord’s consent to any sublease.

The provisions of a sublease or assignment instrument consented to by Landlord cannot be modified, nor the sublease or assignment terminated, other than in accordance with its terms, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. The terms of this Section 17.3 shall apply to any subleasing or assignment by any subtenant or assignee.

17.4 Tenant shall pay to Landlord, promptly upon receipt of a billing from Landlord, the amount of Landlord’s reasonable legal costs incurred in connection with

Landlord’s review or approval of any sublease or assignment transaction requiring Landlord’s consent hereunder.

17.5 Landlord acknowledges that Tenant is entitled to carry on any activities within the Premises contemplated by Section H of Summary and Section 8 hereof without the need for any approval, consent or waiver from Landlord. Furthermore, Landlord acknowledges that such activities require the presence in the Premises of certain communications equipment of customers of Tenant (collectively “Customers”) in order that Tenant can provide services to Customers, including, without limitation, Internet co-location, switching and routing services, and Tenant shall not be obliged to seek Landlord’s approval or consent in order to provide such services. Tenant will ensure that the Customers under the co-location agreements will not use or occupy space within the Premises that exceeds sixty-five percent (65%) of the total lettable area of the Premises. Prior to the date hereof Landlord has been provided with Tenant’s standard form customer agreement, which is in form acceptable to Landlord. In the event material amendments are made to such standard form during the term of this Lease, Tenant will provide Landlord with a revised version thereof for the Landlord’s information. Landlord shall keep the terms of this form customer agreement, as amended, confidential. The form shall: (a) conform to and be consistent with the provisions of this Lease; (b) shall state that this Lease is prior and shall remain in all respects prior and superior to the customer agreement and that the customer agreement does not modify this Lease; (c) state that Landlord is not joining in nor bound by any agreement, representation or warranty contained in the customer agreement, and (d) shall have attached a copy of the Building’s then current rules and regulations to be given to Tenant’s Customers. Any matter that requires Landlord’s approval under this Lease shall continue to require such approval. Tenant’s Customers shall obtain directly from Tenant any copies Tenant’s Customer requires of the applicable terms of this Lease, and Landlord shall have no obligation in that regard. Upon any termination of this Lease, whether due to agreement, default or expiration of the term, Tenant’s Customers shall immediately surrender possession of the Premises, including the equipment space, to Landlord. Tenant agrees to be liable to Landlord for any violation by Tenant’s Customers of any provisions of this Lease. Landlord’s advance consent in this Lease to these transactions is not a waiver of any of Landlord’s rights under this Lease as to Tenant. Tenant shall, upon written request by Landlord, provide Landlord with copies of executed customer agreements to ensure compliance with the requirements of this Section 17.5, provided that Tenant shall be allowed to obscure the identity and unique commercial terms of an individual customer agreement not relevant to compliance with this Section 17.5 or other provisions of this Lease.

18. TRANSFER OF LANDLORD’S INTEREST.

In the event of any transfer of Landlord’s interest in the Building or Premises, other than a transfer for the purpose of giving security for banking facilities or obtain financial support only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, including, without limitation, the obligation of Landlord to return the Security Deposit as provided in this Lease; provided that the transferor shall, on the date of transfer of its interest in the Premises, transfer any Security Deposit then held by Landlord, or any portion thereof remaining after proper deductions therefrom, to the transferee and shall thereafter notify Tenant of such transfer, of any claims made against the Security Deposit, and of the transferee’s name and address, by written notice delivered personally (in which case Tenant shall acknowledge receipt of such notice by signing Landlord’s copy of such notice) or by registered mail.

19. STAMP DUTY AND COSTS.

Each of the parties hereto shall bear its own legal costs in relation to the preparation, approval and execution of this Lease and its counterpart. The stamp duty of Lease and its counterpart and Land Registry registration fees (if any) shall be borne by Landlord and Tenant in equal shares.

20. NOTICES.

In every case when, under the provisions of this Lease, it shall be necessary or desirable for one party hereto to serve any notice, request or demand on the other, such notice or demand shall be in writing and shall be served personally or by fax to the applicable address for notice set forth in Section A(2) & (3) of Summary. Landlord or Tenant may, from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to whom all such notices or demands are thereafter to be addressed. Service of any such notice or demand if given personally shall be deemed completed upon delivery, and if made by mail shall be deemed to be given or completed at the time and date of posting.

21. QUIET ENJOYMENT.

Landlord covenants that Tenant, upon paying the rent and performing the covenants of this Lease on Tenant’s part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises for the term of this Lease. Without interruption by Landlord or anyone lawfully claiming under or through or in trust for Landlord except for viewing as provided in Section 24.2.

22. TENANT’S FURTHER OBLIGATIONS.

22.1 Except for ordinary fair wear and tear, inherent defects and as otherwise provided in this Lease, Tenant shall, at Tenant’s expense, keep in good order, condition and repair the interior of the Premises and shall promptly and adequately repair all damage to the interior of the Premises of a non-structural nature and replace or repair all glass, fixtures, equipment and appurtenances therein damaged or broken, except where such damage or breakage was caused by the act, omission or gross negligence of the Landlord, its employees, agents, contractors or invitees, under the supervision and with the approval of Landlord and, if Tenant does not do so, Landlord may, but need not, make such repairs and replacements. If Landlord does so, Tenant shall pay Landlord the cost thereof promptly upon demand, as additional rent hereunder.

22.2 Tenant shall comply with all laws, ordinances, rules, regulations, orders and directives of governmental and other competent authorities and shall obtain and keep in effect all licenses, permits (including but not limited to conditional use permits) and other authorizations required with respect to the business or businesses conducted by Tenant within or from the Premises or with respect to any special equipment or facilities of Tenant permitted under the other provisions of this Lease. Tenant and its employees, agents, licensees and invitees shall also comply with all reasonable rules and regulations which Landlord may adopt from time to time for the protection and welfare of the Building and its tenants and occupants. The rules and regulations for the Building currently in force are attached hereto as Exhibit “B”. Landlord shall have no liability to Tenant for the failure of any other tenants in the Building to observe the rules and regulations. The Landlord shall ensure that any rules and regulations do not derogate from the rights and privileges of the Tenant under this Lease.

22.3 Tenant shall not cause or produce or suffer or permit to be produced on or in the Premises any sound or noise (including sound produced by broadcasting from Television, Radio and any apparatus machine or instrument capable of producing or reproducing music and sound) or any vibration or resonance or other form of disturbance or other acts or things in or on the Premises which is or are or may be or become a nuisance to the tenants or occupiers of adjacent or neighbouring premises;

22.4 Tenant shall not do or permit or suffer to be done any act or thing which may be or become a nuisance to Landlord or to the tenants or occupiers of other premises in the Building or in any adjoining or neighbouring building and it is agreed that a persistent breach by Tenant of this Section shall amount to a breach of this Lease justifying Landlord exercise its right of re-entry hereunder;

22.5 Tenant shall not change Tenant’s company name so as to conflict with or prejudice the business or reputation of the Building or Landlord.

23. LETTING NOTICES AND ENTRY.

During the six (6) months immediately before the expiration or sooner determination of the Lease Term, (a) Landlord shall be at liberty to affix and maintain without interference upon any external part of the Premises a notice stating that the Premises are to be let and such other information in connection therewith as Landlord shall reasonably require; and (b) Tenant shall allow Landlord or its authorised agents to enter the Premises together with prospective new tenants and Tenant shall show them the entire Premises.

24. RIGHTS RESERVED TO LANDLORD.

24.1 Subject to the Deed of Mutual Covenant of the Building, portions of the Building are reserved to Landlord, including exterior building walls, core corridor walls and doors and any core corridor entrance, but excluding the Premises and the inside surfaces of all walls, windows and doors bounding the Premises. Landlord also reserves any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as the right to access thereto through the Premises for the purposes of operation, maintenance, decoration and repair.

24.2 Landlord shall have the following rights exercisable except as provided in this Section 24.2 (a)without liability to Tenant for damage or injury to property, person or business (all claims for damage being hereby released), and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoffs or abatement of rent:

(a) To enter, upon twenty-four (24) hours written notice or upon twenty-four (24) hours telephone notice to Tenant’s facility manager then on duty, the Premises for the purpose of inspecting the same, posting notices of non-responsibility, exhibiting the Premises to prospective tenants during the last six months of the Initial Term or any Additional Term or purchasers or making such repairs or replacements therein as may be required by this Lease or as Landlord may deem appropriate; provided that Landlord shall use all reasonable efforts not to disturb or cause inconvenience to Tenant’s use and occupancy of the Premises.

(b) If, in the event of an emergency, Tenant does not provide immediate entry to Landlord’s authorized representatives, Landlord may use any other means which Landlord may deem proper to open such doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by these means shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent. Any damages or losses on account of any such entry by Landlord shall be Tenant’s sole responsibility except as otherwise expressly provided herein. Nothing in this Section 24 shall be construed as obligating Landlord to perform any repairs, alterations or decorations, except as otherwise expressly required in this Lease. Notwithstanding the foregoing, Landlord shall designate to Tenant in writing the names of Landlord’s representatives, such representatives shall be entitled to enter the Premises as set forth in this Section 24.2.

(c) To change the name of the Building.

(d) To install and maintain signs on the exterior and interior of the Building, except within the Premises.

(e) To advertise, decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy during the last six (6) months of the term hereof if, during or prior to such time, Tenant has vacated the Premises, or at any time after Tenant abandons the Premises.

(f) To do or permit to be done any work in or about the exterior of the Building or any adjacent or nearby building, land, street or alley.

(g) To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to impair or hinder Tenant from the use expressly permitted by this Lease.

25. FORCE MAJEURE.

Whenever there is provided in this Lease a time limitation for performance by Landlord or Tenant of any construction, repair, maintenance or service, the time provided for shall be extended for as long as and to the extent that delay in compliance with such limitation is due to an act of God, governmental control or other factors beyond the reasonable control of Landlord or Tenant, respectively.

26. WAIVER OF CLAIMS; INDEMNITY.

26.1 Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of, and waives all claims it may have against Landlord, its agents, employees, partners, officers, directors, affiliates and successors in interest (collectively, the “Landlord Group”) for damage to or loss of property or personal injury or loss of life resulting from the Building or Premises or any part thereof becoming out of repair, by reason of any repair or alteration thereof of a non-structural nature, or resulting from any accident within the Building or Premises or on or about any space adjoining the Building or Premises, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Building or Premises, or any space adjoining the Building or Premises, or the mechanical systems of the Building or Premises, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to Tenant; provided such assumption and waiver shall not apply to claims caused by the gross negligence or wilful misconduct of Landlord or its agents or employees.

26.2 Tenant hereby agrees to indemnify, defend, and hold Landlord and Landlord Group harmless from and against (a) any and all claims, demands, suits, fines, losses, expenses and liabilities (collectively, “Claims”) for or relating to injury or loss of life to persons or damage to or loss of property arising from Tenant’s use of the Building or the Premises, or from the conduct of Tenant’s business, or from any work done, permitted or suffered by Tenant in or about the Premises or elsewhere, or from any negligence or intentional conduct of Tenant or Tenant’s agents, employees, contractors, licensees, invitees, representatives or successors in interest; (b) any and all Claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease; and (c) all costs, legal costs, expenses and liabilities incurred by Landlord or any member of Landlord Group in or in connection with any such Claim except where such Claim is due to the gross negligence or wilful misconduct of Landlord or its agents. In the event that any action or proceeding is brought against Landlord or any member of Landlord Group by reason of any such Claim, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s cost and expense by counsel approved by Landlord, such approval not to be unreasonably withheld. Tenant’s obligations under this Section 26.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Building. Neither the directors, officers, shareholders and employees of Landlord shall be personally liable for any claim or judgment against Landlord under any circumstances.

26.3 Tenant acknowledges that construction or alteration works will be undertaken by Landlord or other tenants on the other floors or common parts of the Building. Landlord will use commercially reasonable, good faith efforts to minimize the disturbance, inconvenience, interruption of building services which may be caused to Tenant; however, Landlord shall have no liability whatsoever in connection with such disturbance, inconvenience or interruption and shall not be responsible for any loss or damages to either to persons or properties or interference with Tenant’s business unless due to Landlord’s gross negligence or willful misconduct, nor is it a ground for abatement of rent. Tenant’s waiver and indemnity set forth in Section 26.1 above shall specifically apply to this subsection.

27. INSURANCE

27.1 Tenant shall procure and shall maintain in effect to the satisfaction of Landlord with a reputable insurance company at Tenant’s sole cost and expense throughout the term of this Lease, including any extensions and renewals thereof, public liability and property damage insurance against claims for bodily injury, death or property damage occurring upon or about the Premises or in the common areas of the Building, in each case naming Landlord and its managing agents as additional insured and, upon request by Landlord, naming the holder of any mortgage or like encumbrance or the lessor under any underlying lease covering the Building as additional insured, with a limit of liability of not less than US$2,000,000.00 single limit.

Tenant shall also procure and maintain, at Tenant’s sole cost and expense throughout the term of this Lease, casualty insurance on Tenant’s personal property in the Premises and any leasehold improvements which Tenant installed at its own cost in an amount at least equal to the full replacement cost of such property, providing coverage against all perils insured against by a “fire and extended coverage” policy, as well as sprinkler damage, vandalism and malicious mischief.

Tenant shall also obtain the following insurance in so far as the same is applicable or available:

(a) Worker’s compensation and employer’s liability insurance in form and amount satisfactory to Landlord.

(b) Loss of income and extra expense insurance and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to or use of the Premises or the Building as a result of such perils.

(c) Liquor liability insurance coverage in limits of not less than Five Hundred Thousand Dollars (US$500,000) if at any time during the term hereof any alcoholic beverages of any nature are served on the Premises.

(d) Any other form or forms of insurance as Landlord or Landlord’s lender or ground or primary lessors may reasonably require from time to time in form, in amounts, and for insurance risks against which a prudent tenant of a comparable size and in a comparable business would protect itself.

Such policies of insurance shall be with insurance companies acceptable to Landlord, shall not have a deductible amount exceeding US$5,000.00 in the aggregate, and shall specifically provide that the insurance afforded by such policies for the benefit of Landlord and its managing agents and Landlord’s mortgagees and ground lessors shall be primary, and that any insurance carried by Landlord or Landlord’s mortgagees and the manager or the management office of the Building shall be excess and non-contributing. Such policies shall be evidenced by certificates of insurance delivered to Landlord from time to time showing such insurance to be at all times prepaid and in full force and effect and providing that such insurance cannot be cancelled or modified upon less than thirty (30) days’ prior written notice to Landlord, and such other evidence of coverage requested by Landlord. (Such evidence may consist of copies of such policies, including additional insured endorsements.) If at any time Tenant has not provided Landlord with a then currently effective certificate of insurance or other evidence of coverage acceptable to Landlord as to any insurance required to be maintained by Tenant, Landlord may, without further inquiry as to whether such insurance is actually in force, obtain such a policy and Tenant shall reimburse Landlord, upon demand as additional rent hereunder, for the cost thereof, together with Landlord’s administrative fee equal to twenty five percent (25%) of the premium.

27.2 Tenant hereby waives its rights against Landlord and its managing agent and their respective partners, officers, directors, shareholders, employees, agents, representatives, contractors, affiliates, successors, licensees, and invitees with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from (a) risks insured against under any insurance policy carried by Tenant at the time of such claim, damage, loss or injury, or (b) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

27.3 Landlord and Tenant shall each use its reasonable endeavours to cause each casualty insurance policy required to be obtained by it pursuant to this Lease or otherwise in respect of the Building or Premises to provide that the insurer waives all rights of recovery by way of subrogation against the other party and its managing agent and their respective agents, partners, officers, directors, shareholders, employees, agents, representatives, contractors, affiliates, successors, licensees, and invitees in connection with any claims, losses and damages covered by such policy. If Tenant fails to maintain insurance required hereunder, Tenant shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

28. FIXTURES, TENANT IMPROVEMENTS AND ALTERATIONS.

28.1 Tenant shall be permitted to initially carry out the following works in relation to the Premises (collectively, the “Initial Work”) at its sole cost and expense and subject to the plans and specifications for such Initial Work, and Tenant’s proposed architects, engineers or contractors, being approved in advance by Landlord or its relevant representatives, where necessary (such approval not to be unreasonably withheld)

(a) Installation of a twenty-four (24) hour heating, air conditioning and ventilation (“HVAC”) system sufficient for the conduct of Tenant’s business;

(b) Installation of a back-up generator system sufficient for the conduct of Tenant’s business;

(c) Arranging for the metering of its own electrical supply to the Premises and the HVAC with the relevant utility provider;

(d) Installation of an electrical grounding system sufficient for the conduct of Tenant’s business and in accordance with applicable law;

(e) Reinforcement of floor load capacity for the Premises to accommodate Tenant’s requirements for its telecommunication equipment, UPS, batteries, and otherwise sufficient for the conduct of Tenant’s business;

(f) Blockage of any window of the Premises so long as the blockage is not visible from the exterior of the Building and as long as it will not violate any ordinances/orders/regulations/law from time to time in force including but not limited to fire services regulations/rules and building regulations/rules;

(g) Installation of an FM 200 fire suppression system independent of the Building’s system and modification of the sprinkler system presently serving the Premises to a dry pipe double pre-action system; and

(h) Carry out all other works included in the draft (and revised) plans and specifications provided by Tenant to Landlord after the Commencement Date.

In connection with the installation of the equipment set forth in paragraphs (a), (b) and (d) above, Tenant shall use its best endeavours to minimize the amount of space or area to be taken up by any of Tenant’s unit, equipment, machine, conduits riders, wires, pipes or drains if the same are located outside the Premises whether or not Landlord has agreed to provide such space or area to Tenant at a charge or not, and Landlord shall provide Tenant with access to such conduit or shaft or such part of the exterior walls of the Building as indicated by Landlord subject to payment of costs as provided in Telecommunications Conduit Rider and Backup Power Generator Rider in order for Tenant to properly and efficiently install, operate and maintain such equipment. The various electrical risers, riser access at Lift 5 and chiller risers intended to be installed by Tenant are now shown in the diagrams in Exhibit F attached hereto.

On Landlord’s approval of the final plans and specifications and Tenant’s architects, engineers or contractors, Tenant shall reimburse Landlord for its reasonable engineering, architectural, consultant or other third party fees incurred by Landlord pertaining to its review and approval of such plans and specifications, provided that such reimbursement shall not in the aggregate exceed Ten Thousand Dollars (HK$10,000). In addition, Tenant shall reimburse to Landlord the reasonable pro-rated costs of services rendered by Landlord’s management personnel and engineers to review and approve such plans and specifications, provided that such reimbursement shall not exceed Five Thousand Dollars (HK$5,000) per month during the construction period of the Initial Work. Landlord will complete its review no later than seven (7) business days following its receipt of final plans and specifications. At the time of its approval of the plans Landlord shall notify Tenant which fixtures and equipment or improvements must (i) be removed by Tenant at its sole cost and expense at the expiration or termination of the Lease, or (b) remain at the Premises as Landlord’s property at the expiration or termination of the Lease.

28.2 Except as otherwise provided in this Lease, all improvements, fixtures and/or equipment which Tenant may install or place in or about the Premises, and all alterations, repairs or changes to the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant, Landlord shall be without any obligation in connection therewith. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such alterations, repairs, changes, improvements, fixtures, and/or equipment in, on or about the Premises. Tenant’s obligations under the preceding sentence shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Building.

28.3 Subject to Sections 28.1, 28.2 and 28.10 and the prior written approval of Landlord, Tenant is absolutely prohibited from making any alterations, additions, improvements or decorations which: (i) affect any area outside the Premises; (ii) affect the Building’s structure, equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (iii) affect the outside appearance, character or use of the Building or the common areas; (iv) weaken or impair the structural strength of the Building; (v) lessen the value of the Building; (vi) will violate or require a change in any occupation permit or other certificate applicable to the Premises; or (vii) in the opinion of Landlord, will increase the Management Charges.

28.4 Before proceeding with any alteration, repair or change which is not otherwise prohibited in Section 28.3 above other than the Initial Work (each an “Additional Work”), Tenant must first obtain Landlord’s written approval of the following, which shall not be unreasonably withheld or delayed and in any event be given within seven (7) business days of submission (i) the plans and specifications, and Tenant’s proposed architects, engineers or contractors for such Additional Work; (ii) with respect to any connecting lines that will be outside the Premises (if such lines are permitted by Landlord in its sole discretion), a description of the areas of the Building to which Tenant will require access both for the initial work and for ongoing maintenance of the improvements or installations; (iii) the names of all contractors and subcontractors being approved in advance by Landlord or its relevant representatives, where necessary (such approval not to be unreasonably withheld) who will perform such work and will provide to Tenant within seven (7) business days following Landlord’s receipt of Tenant’s written request; (iv) copies of all construction contracts entered by Tenant with any contractor for the work; (v) copies of all liability, casualty, worker’s compensation and builder’s risk insurance applicable to the construction, maintenance and ongoing operation of the improvements and installations; and (vi) copies of all governmental permits required for such Additional Work. Landlord’s consent to such matters shall not unreasonably be withheld; provided, however, that with regard to any such matters which may affect the structural members, the heating, ventilation, air conditioning or other building systems, exterior walls, windows and doors of the Building, and with regard to the installation of any signs outside the Premises, Landlord may grant or withhold its consent in its unlimited discretion. Landlord may impose, as a condition of its consent to any alterations, repairs or changes of the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord for work in the Building.

28.5 After Landlord has approved the change, repair or alteration and the other items of Initial Work or Additional Work, Tenant shall enter into an agreement for the performance of such change, repair or alteration with the contractors and subcontractors approved by Landlord. Before proceeding with any change, repair or alteration Tenant shall (i) provide Landlord with 10 days’ prior written notice thereof; and (ii) pay to Landlord, within

10 days after written demand, the costs of any increased insurance premiums incurred by Landlord as a result of such changes, repairs or alterations. In addition, before proceeding with any change, repair or alteration, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such change, repair or alteration; and (B) a completion and lien indemnity bond, or other surety, for such change, repair or alteration. Landlord’s approval of permits to the Initial Work and Additional Work shall not relieve Tenant of the obligation to obtain any other or supplemental permits required by the preceding sentence.

28.6 Tenant shall pay to Landlord the reasonable costs of Landlord’s third party engineers and other consultants (but not Landlord’s on-site management personnel) for review and approval of all plans, specifications and working drawings for any Additional Work within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord in any amount as may be agreed with Landlord, within ten (10) business days after completion of any Additional Work, the actual reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the change, repair or alteration to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel. At the time it delivers its approval to any Additional Work pursuant hereto, Landlord shall notify Tenant in writing which fixtures and equipment or improvements must (i) be removed by Tenant at its sole cost and expense at the expiration or termination of the Lease, or (ii) remain at the Premises as Landlord’s property at the expiration or termination of the Lease.

28.7 All changes, repairs and alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all laws, rules, and regulations of all governmental agencies and authorities; (iv) in such a manner so as to not to interfere with the occupancy of any other tenant in the Building, nor impose any additional expense or delay upon Landlord in the maintenance and operation of the Building; and (v) at such times, in such manner and subject to rules and regulations as Landlord may from time to time reasonably designate. Following completion of the work, Tenant shall promptly provide to Landlord a set of “as built” plans and specifications for the work and copies of all warranties and guarantees provided by Tenant’s contractors and subcontractors in respect of any Initial Work or Additional Work designated by Landlord to remain part of the Premises and not removed by Tenant.

28.8 Throughout the performance of any such change, repair or alteration Tenant shall obtain in so far as is applicable or available, or cause its contractors to obtain, worker’s compensation insurance and general liability insurance covering the work in compliance with provisions of Section 27 of this Lease, and builder’s risk insurance for the work reasonably.

28.9 In the event Tenant orders any construction, alteration, decorating or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work, together with Landlord’s administration fee equal to 15% of the contract price, shall be deemed additional rent under this Lease, payable upon billing therefor, either in advance of the start of work, or periodically during construction, or upon the substantial completion of such work, at Landlord’s option.

28.10 Notwithstanding the provisions of Section 28.3 (ii) and (iii) above, subject to Landlord’s and Landlord’s Engineer’s (as defined in the Lease) review and approval and the other provisions of the Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to reinforce the floor load capacity of the Building within the Premises to accommodate Tenant’s requirements for floor loading of Tenant’s telecommunications equipment, batteries and other office equipment within the Premises. Under no circumstances shall Tenant be permitted to remove or block up any window and/or exterior wall within the Premises.

28.11 Subject to Landlord’s and Landlord’s Engineer’s (as defined in the Lease) review and approval, Tenant shall have the right, at Tenant’s sole cost and expense, to relocate any of the Buildings’ building systems within the premises which are below the concrete floor deck above. Such building systems may include but not be limited to, water pipes, ducts and fire sprinkler systems. In the absence of any agreement between Landlord and Tenant to the contrary, any such relocation must be restored to its original condition upon the expiration or earlier termination of the Lease at Tenant’s sole cost and expense. Scheduling and relocation of all such relocation shall be coordinated with and approved by Landlord. However, Landlord reserves the absolute right to disapprove of any such relocation if Landlord reasonably determines that such relocation will create a material burden, hardship, or interference with the Building and its other tenants.

28.12 Exhibit C shall apply to the Initial Work and the Additional Work.

29. DECORATION DEPOSIT.

Prior to any commencement of Tenant’s improvements or alterations, Tenant shall upon demand by Landlord deposit with Landlord a decoration/construction deposit (the “Decoration Deposit”) in the amount set forth in Section G(3) of Summary as security for the proper carrying out of the Initial Work which shall only be refunded to Tenant (less all necessary deduction to compensate Landlord’s loss or expenses as a result of the defective performance by Tenant during the decoration period) without interest within thirty (30) days of notice given by Tenant of full completion of the Initial Work.

30. NO KEY MONEY.

Tenant hereby expressly declares that for the grant of the Lease Term no key money or premium or other consideration otherwise than the rent and other payments herein expressly reserved and expressed to be payable has been paid or will be payable to Landlord or to any person whomsoever.

31. HAZARDOUS MATERIALS.

31.1 In addition to its other obligations under this Lease, Tenant covenants to comply with all laws relating to Hazardous Materials, as defined below, with respect to the Premises and the Building. Tenant shall have the right to use general office supplies typically used in an office area in the ordinary course of business (such as copier toner, liquid paper, glue, ink and cleaning solvents) and items typically used in a comparable telecommunications business, provided that Tenant uses them in the manner for which they were designed and only in accordance with all applicable laws and regulations and the standards prevailing in the industry for such use, and then only in such amounts as may be normal for the office business operations or telecommunications operations conducted by Tenant on the Premises. Except as provided in the preceding sentence, neither Tenant nor any of Tenant’s agents, employees, contractors, subtenants, assignees, licensees, invitees, successors, or representatives (“Tenant’s Parties”) shall use, handle store or dispose of any Hazardous Materials in, on, under or about the Premises, the Building or the site on which the Building is located. Tenant shall promptly take all actions, at its sole cost and expense, as are necessary to return the Premises, Building and site to the condition existing prior to the introduction of any such Hazardous Materials by Tenant or any Tenant Parties, provided Landlord’s approval of such actions shall first be obtained. Furthermore, Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant or the Premises concerning the presence of any Hazardous Material.

31.2 Tenant’s obligations under Section 26.2 to indemnify, defend and hold Landlord harmless from and against certain Claims shall be deemed to include, without limitation, any and all Claims (as defined in Section 26.2) relating in any way to investigation and clean-up costs, legal costs, professional charges and consultant fees that arise during or after the term of this Lease as a result of the breach of any of the obligations and covenants set forth in this Section 31, or relating in any way to any contamination of the Premises, Building or site directly or indirectly arising from the activities of Tenant or any Tenant Parties. Tenant’s obligations under the preceding sentence shall survive the expiration or earlier termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Building. Tenant’s obligations under this Section 31 shall not include responsibility for conditions in existence prior to the commencement of this Lease.

31.3 For purposes of this Lease, the term “Hazardous Materials” shall mean, collectively, asbestos, any petroleum fuel, and any hazardous or toxic substance, arms or ammunition, gun powder, salt-petre, petroleum, liquefied petroleum gas, butane gas, kerosene, other explosive or dangerous hazardous or prohibited goods within the meaning of the Dangerous Goods Ordinance (Cap.295) and the regulations made thereunder or any statutory modification or re-enactment which from time to time in force. Notwithstanding the foregoing, fuel for Tenant’s backup power generators (whether petroleum, liquefied petroleum gas or otherwise) shall not be construed as Hazardous Materials.

32. MISCELLANEOUS.

32.1 No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit or final judgment for possession shall reinstate, continue or extend the term of this Lease or affect any such notice, demand, suit or judgment. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

32.2 If any provision of this Lease or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Lease or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable to any extent, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law; and it is the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

32.3 The covenants and obligations of each party pursuant to this Lease shall be independent of performance by the other party of its covenants and obligations pursuant to this Lease.

32.4 The headings of Sections of this Lease are for convenience only and do not define, limit or construe the contents thereof. References made in this Lease to numbered Sections, Paragraphs and Subparagraphs shall refer to numbered Sections, Paragraphs or Subparagraphs of this Lease unless otherwise indicated.

32.5 Where appropriate, words in the singular, including without limitation the words “Landlord” and “Tenant”, include the plural, and vice versa. Words in the neuter gender include the masculine and feminine genders, and vice versa, and words in the masculine gender include the feminine gender, and vice versa.

32.6 If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

32.7 Time is of the essence of this Lease. Failure of either party to perform any act strictly within the applicable period specified herein shall entitle the other to exercise all remedies herein contemplated. All references in this Lease to “days” shall mean calendar days unless specifically stated herein to be “business” days.

32.8 This Lease shall be governed by and interpreted in accordance with the laws of the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

32.9 All monetary obligations of Tenant remaining past due 7 days or more after the date specified herein for payment shall bear interest until paid daily interest on all such sums outstanding at the monthly rate of 1% calculated from the date on which the same shall be due for payment until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by Landlord of interest pursuant to this paragraph and this Lease shall be without prejudice to and shall not affect the right of Landlord to exercise any other right or remedy hereof (including without limiting to the right of re-entry) exercisable under the terms of this Lease.

32.10 This instrument, along with any riders, exhibits and attachments or other documents referred to in Section K of Summary (all of which riders, exhibits, attachments and other documents are hereby incorporated into this instrument by this reference), constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Premises, and this agreement and said riders, exhibits and attachments and other documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral agreements, understandings and/or practices relative to the leasing of the Premises are merged herein or revoked hereby. References in this instrument to this “Lease” shall mean, refer to and include this instrument as well as any riders, exhibits, attachments or other documents referred to in Section K, and references to any covenant, condition, obligation and/or undertaking “herein”, “hereunder” or “pursuant hereto” (or language of like import) shall mean, refer to and include the covenants, conditions, obligations and undertakings existing pursuant to this instrument and such riders, exhibits, attachments or other documents. All terms defined in this instrument shall be deemed to have the same meanings in all riders, exhibits, attachments or other documents referred to in Section K unless the context thereof clearly requires the contrary.

32.11 Tenant hereby consents to amendment of this Lease as and to the extent required by any lender which makes a loan to Landlord secured in whole or in part by the Building, provided that no such change shall increase the rent payable hereunder or impair or derogate from the Tenant’s use of the Premises.

32.12 Unless otherwise agreed in writing, if Tenant has dealt with any real estate broker or other person or firm with respect to leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due to said broker, person or firm and Tenant hereby indemnifies and holds Landlord harmless from and against any liability with respect thereto. Notwithstanding the foregoing, Landlord agrees to pay, and to hold Tenant harmless from, the commission owing to the brokers identified in Section J of Summary, as provided in a separate agreement between Landlord and such brokers.

32.13 This Lease shall not be binding and in effect until the original and a counterpart hereof has been executed and exchanged by each of the parties.

32.14 Annually, and not later than twenty (20) days after the same become available to Tenant, Tenant shall provide to Landlord copies of the annual audited financial statements of each of Tenant and Guarantor.

32.15 Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord and Tenant under this Lease (including any actual or alleged breach or default of either) do not constitute personal obligations of the individual partners, directors, officers, shareholders, agents or employees of it or of its partners or agents, and the other party shall not seek recourse against any such persons or entities or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord) shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building and proceeds therefrom, and no other assets of Landlord.

32.16 If Tenant is identified herein as a corporation, then the persons executing this Lease on behalf of Tenant hereby represent that they are duly authorized to execute and deliver this Lease on behalf of Tenant pursuant to Tenant’s by-laws or a resolution of its board of directors.

32.17 Subject to the provisions of Section 17 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, that no rights shall inure to the benefit of any transferee of Tenant unless the transfer to such transferee is made in compliance with the provisions of Section 17, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

32.18 Except for Tenant’s identity sign on the entry doors of the Premises and to be displayed on the directory board in the lobby of the Building (which signs shall be installed at Tenant’s expense and consistent with the Building’s signage program and otherwise subject to Landlord’s prior written approval), Tenant shall have no right to place any sign upon the Premises, the Building or the site on which the Building is located or which can be seen from outside the Premises.

32.19 The effectiveness of this Lease and Landlord’s obligations hereunder are subject to and conditional upon Tenant’s delivery to Landlord of a lease guaranty in the form prescribed by Landlord in its sole discretion, fully executed by the guarantor or guarantors specified in Section L of Summary.

32.20 Unless otherwise provided in this Lease, whenever either party is required or entitled to make a determination or exercise its discretion under this Lease or any of its exhibits, riders, attachments or any other documents attached hereto or incorporated by reference herein, that party shall make its determination or exercise its discretion reasonably, having regard to all of the circumstances then prevailing.

32.21 Unless otherwise provided in this Lease, neither party shall unreasonably withhold or delay any consent or approval under this Lease.

32.22 Landlord or Tenant may, and is hereby authorized by the other party to, at any time and from time to time, collect, acquire, hold, store, use, disclose and/or transfer, on a confidential basis, to reputable financial institutions and their officers, employees and legal counsel, whether within or outside Hong Kong, with whom Landlord or Tenant and/or its respective holding company has entered into or may propose to enter into financial arrangement or relations or from whom Landlord or Tenant and/or its respective holding company obtains or propose to obtain credit or banking facilities such information about the other party and its affairs and details of and information relating to all or any tenancies, transactions, dealings, agreements and/or arrangement whatsoever (whether past, present or proposed) between Landlord and Tenant in relation to this Lease as Landlord or Tenant in its absolute discretion considers appropriate.

Notwithstanding any rule or equity to the contrary, each party hereby irrevocably and unconditionally agrees that the other’s disclosure of any information pursuant to the section hereof shall in no circumstances constitute any breach of confidentiality. Neither party shall be concerned with, or be liable or otherwise responsible for, any subsequent use, dealings with or disclosure by the abovementioned persons, entities, financial institutions or bodies, or otherwise, of any information furnished to them by or through such party. Each party hereby unconditionally exonerates the other from any liability whatsoever for any inaccuracy or errors in any information so disclosed or furnished by such party, irrespective of whether such party shall be negligent in any aspect whatsoever, but save and except any fraud on the part of such party.

33. RULES AND REGULATIONS AFFECTING TELECOMMUNICATIONS USE.

Nothing in the Rules and Regulations attached hereto as Exhibit B (or any further rules and regulations promulgated by Landlord as described in Section 22.2) shall be deemed to prohibit Tenant from installing in the Premises telecommunications switching equipment or any other equipment specifically permitted in the other provisions of this Lease, which does not pose a safety hazard or create a nuisance or illegal condition; provided, however, that Tenant shall comply with the provisions of this Lease (including the Rules and Regulations) regarding the moving, installation, operation, use, maintenance, removal, power requirements, and structural support of all such equipment, and shall obtain any approvals from Landlord required under this Lease as to such matters.

34. “AS IS” CONDITION.

Tenant is taking the Premises in its “as is” condition existing as of the execution date of this Lease, however, Landlord agrees to deliver the Premises in a broom-clean condition. In the event that structural defect and/or sub-standard water-proofing capacity is discovered in the Premises or other areas in the Building forming the subject matter of this Lease for use by Tenant within 4 weeks from the Commencement Date, Landlord shall at its sole cost make good such defects within 4 weeks of its being notified in writing of same by Tenant provided that such 4 week repair period shall be extended so long as Landlord is diligently pursuing rectification. In attending to such defect repairs, Landlord agrees to use commercially reasonable, good faith efforts to minimize the disturbance, inconvenience, and interruption to Tenant’s use and occupation of the Premises and to Tenant’s business.

35. ROOF SPACE AND FLAT ROOF SPACE ON 26TH FLOOR.

35.1 Provided that Tenant is not in default under this Lease beyond any applicable notice and cure period and subject to Landlord’s structural engineer’s review and payment of such charge as specified in Section 35.3 below, Tenant shall have the non-exclusive right throughout the term of this Lease, to use certain available spaces on the Roof (“Roof Space”) and the Flat Roof on the 26th Floor (“Flat Roof Space”) of the Building as shown on the Roof Plan and the Flat Roof Plan on the 26th Floor in Exhibit D attached hereto. The Flat Roof Space shall be used by Tenant only for the installation and operation of telecommunications antennae in a space not exceeding 100 square feet. The Roof Space shall be used by Tenant only for the installation and operation of HVAC equipment weighing approximately 560 tons which meets the tonnage requirement for the use of the Premises, in an area not exceeding 1,850 square feet. The installation and operation of equipment on the Roof Space and/or the Flat Roof Space shall be at the sole cost and expense of Tenant (including, but not limited to, costs of electrical supply, which shall be metered separately to Tenant at Tenant’s expense). Such installation and operation shall be done in compliance with the other provisions of this Lease and shall require Landlord’s prior written approval. Such approval may be conditioned, among other things, upon Tenant’s making or paying for any reinforcement to the Roof Space and/or the Flat Roof Space reasonably deemed necessary by Landlord and/or Landlord’s structural engineer to support Tenant’s equipment. Tenant shall reimburse Landlord for any reasonable costs incurred for the review of Tenant’s plans for work proposed to be performed on the Roof Space and/or the Flat Roof Space performed by Landlord’s structural engineer or other third party consultants to Landlord. Any such equipment constructed or installed by Tenant pursuant to this Section shall be for the exclusive use of Tenant during the Term of this Lease.

35.2 Landlord may, in its sole discretion, at the expiration or termination of this Lease require Tenant, at Tenant’s sole cost and expense, to remove any such antennae and HVAC equipment. Tenant shall repair any damage to the Building, the Premises, the Roof Space and the Flat Roof Space occasioned by the installation, construction, operation and/or removal of any fixtures, trade fixtures, equipment, additions, repairs, improvements and/or appurtenances pursuant to this Section. If Tenant shall fail to complete such removal and repair such damage, Landlord may do so and may charge the reasonable cost thereof to Tenant.

35.3 The Roof Space and the Flat Roof Space shall be licensed for use by Tenant at the rate of Hong Kong Eight Dollars (HK$8.00) per square foot per month for the first year of the Term of this Lease and thereafter subject to an annual increment of 3%. Tenant shall be responsible to pay rates, taxes, assessments, duties, imposition, management charges in connection with the use of the Roof Space and/or the Flat Roof Space in the same manner as Tenant is liable for Management Charges provided under this Lease and all outgoings in connection therewith, including but not limited to electricity, water, gas, steam consumption shall be for the account of Tenant. Such sums shall be deemed to be part of the monthly rent in addition to the Base Rent. No sub-licensing of the Roof Space and/or the Flat Roof Space shall be allowed except with the prior written consent of Landlord.

36. CAGE SPACE WITHIN MEET ME ROOM.

36.1 Provided that Tenant is not in default under this Lease beyond any applicable notice and cure period, in the event that Landlord shall build and/or create a “Meet Me Room” in the Building (“Meet Me Room”), Tenant shall be offered the first opportunity by Landlord to select and license the use of one standard size cage space within the Meet Me Room for the purpose of interconnecting Tenant’s telecommunication equipment, fibre and optic cable. The use, installation and operation of Tenant’s equipment in the said cage space shall be subject to a separate license agreement to contain commercially reasonable terms and conditions to be mutually agreed and entered into between Landlord and Tenant in the event that Landlord personally takes up the operation of the Meet Me Room. In the event that Landlord licenses the operation of the Meet Me Room to an independent operator, Landlord shall procure a separate license agreement to contain commercially reasonable terms and conditions to be mutually agreed and entered into between Tenant and the operator of the Meet Me Room (in either case such license shall be referred to as “Meet Me Room License”). The Meet Me Room License shall govern all aspects of Tenant’s use of the Meet Me Room, including, but not limited to, ongoing license fees and/or usage charges, maintenance and operation costs, and Meet Me Room rules and regulations.

36.2 Without prejudice to Section 36.1 above, Landlord also agrees to provide Tenant with a further opportunity to select and license the use of an additional standard size cage space within the Meet Me Room if such space becomes available.

SEALED with the Common Seal of	)
)
Landlord and SIGNED BY	)
)
/s/ KENNETH GAW

Kenneth Gaw	)
)
for and on behalf of Landlord in the	)
)
presence of:	)

/s/ LAM CHUI YEE JAIME

Lam Chui Yee Jaime
Trainee Solicitor
Johnson Stokes & Master
Hong Kong SAR

SEALED with the Common Seal of	)
)
Tenant and SIGNED BY Brett L. Lay	)
)
/s/ BRETT L. LAY	)
)
for and on behalf of Tenant in the presence:	)
))

/s/ RICHARD H. KALBRENER

Richard H. Kalbrener
Director

RECEIVED on or before the day and year first	)
)
above written of and from Tenant the sum of	)
)
DOLLARS FIVE HUNDRED FIFTY-FIVE THOUSAND	)	HK$555,202.25
)
TWO HUNDRED TWO DOLLARS AND TWENTY FIVE	)
	)	/s/ KENNETH GAW
CENTS	)
being the Cash Deposit above expressed to be	)
)
paid by Tenant to Landlord.	)

WITNESS:

I hereby verify the signature
/s/ LAM CHUI YEE JAIME	of Jaime C.Y. Lam

Lam Chui Yee Jaime	/s/ JULIA KA YEE FUNG
Trainee Solicitor
Johnson Stokes & Master	Julia Ka Yee Fung
Hong Kong SAR	Johnson Stokes & Master
Solicitor, Hong Kong SAR